As filed with the Securities and Exchange Commission on July 17, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193735

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195957

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201672

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208948

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215421

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-222471

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229161

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-235942

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-252350

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262377

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269396

UNDER THE SECURITIES ACT OF 1933

TREVENA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-1469215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

955 Chesterbrook Boulevard, Suite 110 Chesterbrook, Pennsylvania 19087
(Address of principal executive offices)

Trevena, Inc. 2013 Equity Incentive Plan

Trevena, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Carrie L. Bourdow

President and Chief Executive Officer

Trevena, Inc.

955 Chesterbrook Boulevard, Suite 110

Chesterbrook, Pennsylvania 19087
(Name and Address of Agent For Service)

Telephone: (610) 354-8840
(Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications to:

Brian M. Katz, Esq. Scott R. Jones, Esq. Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799 (215) 981-4000	Barry Shin Chief Financial Officer Trevena, Inc. 955 Chesterbrook Boulevard, Suite 110 Chesterbrook, PA 19087 (610) 354-8840

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Trevena, Inc., a Delaware corporation (the “Company”), previously filed Registration Statements on Form S-8, File Nos. 333-193735, 333-195957, 333-201672, 333-208948, 333-215421, 333-222471, 333-229161, 333-235942, 333-252350, 333-262377 and 333-269396, with the Securities and Exchange Commission (the “Commission”) on February 4, 2014, May 14, 2014, January 23, 2015, January 11, 2016, January 4, 2017, January 8, 2018, January 8, 2019, January 16, 2020, January 22, 2021, January 27, 2022, and January 24, 2023, respectively (the “Prior Registration Statements”), with respect to an aggregate 33,304,266 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Trevena, Inc. 2013 Equity Incentive Plan (as amended, the “Former Plan”) and predecessor plans.

On June 15, 2023 (the “Effective Date”), the Company’s stockholders approved the Trevena, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) and, in connection therewith, no further awards will be made under the Former Plan. Pursuant to the terms of the 2023 Plan, (i) the number of shares of Common Stock that were subject to outstanding awards under the Former Plan as of the Effective Date that subsequently cease to be subject to such awards as a result of the termination, expiration, cancellation or forfeiture of such awards and (ii) the number of shares of Common Stock withheld on or after the Effective Date in settlement of tax withholding obligations associated with outstanding awards under the Former Plan, or in satisfaction of the exercise price payable upon exercise of outstanding awards under the Former Plan (collectively, the “Rollover Shares”), may become available for issuance under the 2023 Plan in accordance with the terms thereof. On the Effective Date, a total of 884,043 shares of Common Stock were subject to awards then outstanding under the Former Plan.

The Company is filing this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (this “Post-Effective Amendment”) pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to register the offer of an aggregate of 884,043 shares of Common Stock under the 2023 Plan. For the avoidance of doubt, the Company is not hereby registering any additional shares of Common Stock that were not previously approved by the Company’s stockholders as of the Effective Date. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new registration statement on Form S-8 to register an additional 978,595 shares of Common Stock for issuance under the 2023 Plan, which was approved by the Company’s stockholders on the Effective Date.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(a)            The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 30, 2023;

(b)            The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as filed with the Commission on May 15, 2023;

(c)            The Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 28, 2023;

(d)            The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) as filed with the Commission on January 9, 2023, March 13, 2023, March 30, 2023, April 21, 2023, May 8, 2023, May 9, 2023, May 15, 2023, May 30, 2023, June 20, 2023 (as amended by the Company’s Current Report on Form 8-K/A as filed with the Commission on July 6, 2023), and June 26, 2023; and

(e)            The description of the Company’s Common Stock contained in Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Commission on March 12, 2020.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware, as amended (the “DGCL”), provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense, liability or loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer and other agent against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article XI, Section 43(a) of the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”) provides for the indemnification of the Company’s directors to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors; and, provided, further, that the Company shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d). Article XI, Section 43(b) of the Company’s Bylaws authorizes the Company to indemnify its officers as set forth in the DGCL or any other applicable law. The Company has entered into separate indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions.

Article XI, Section 43(c) of the Bylaws provides that the Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article XI, Section 43(c) of the Bylaws or otherwise. Article XI, Section 43(d) of the Bylaws provides that any right to indemnification or advances to directors under the Bylaws shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and the director. Any right to indemnification or advances granted by the Bylaws to a director shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Company to indemnify the claimant for the amount claimed. Neither the failure of the Company (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Company (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director is not entitled to be indemnified, or to such advancement of expenses, under Article XI, Section 43(d) of the Bylaws or otherwise shall be on the Company.

Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the Company or, if serving in such capacity at the request of the Company, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. The Company has purchased directors and officers liability insurance. A Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL (relating to unlawful payments of dividends or stock repurchases), (4) a director or officer for any transaction from which the director derived an improper personal benefit, or (5) an officer in any action by or in the right of the Company. Article VI of the Company’s Amended and Restated Certificate of Incorporation, as amended, includes a provision eliminating the liability of the Company’s directors for monetary damages to the fullest extent permitted under the DGCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 5, 2014).
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K, filed with the Commission on May 21, 2018).
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K, filed with the Commission on November 9, 2022).
4.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K, filed with the Commission on August 1, 2022).
4.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Company’s Current Report on Form 8-K, filed with the Commission on August 1, 2022).
4.6	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on February 5, 2014).

4.7	Amendment No. 1 to Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to Company’s Current Report on Form 8-K, filed with the Commission on August 1, 2022).
4.8	Form Warrant issued by Trevena, Inc. to Oxford Finance LLC, Pacific Western Bank and Three Point Capital, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 23, 2015).
4.9	Form of Warrant (incorporated by reference to Exhibit 4.1 to Company’s Current Report on Form 8-K, filed with the Commission on August 1, 2022).
4.10	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to Company’s Current Report on Form 8-K, filed with the Commission on November 18, 2022).
4.11	Form of Warrant (incorporated by reference to Exhibit 4.2 to Company’s Current Report on Form 8-K, filed with the Commission on November 18, 2022).
5.1	Opinion of Cooley LLP as to legality (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on February 4, 2014).
5.2	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on May 14, 2014).
5.3	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 23, 2015).
5.4	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 11, 2016).
5.5	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 4, 2017).
5.6	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 8, 2018).
5.7	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 8, 2019).
5.8	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 16, 2020).
5.9	Opinion of Troutman Pepper Hamilton Sanders LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 22, 2021).
5.10	Opinion of Troutman Pepper Hamilton Sanders LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 27, 2022).
5.11	Opinion of Troutman Pepper Hamilton Sanders LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on January 25, 2023).
5.12*	Opinion of Troutman Pepper Hamilton Sanders LLP as to the legality of the shares of Common Stock being registered hereby which may be issued by the Company under the 2023 Plan that were previously registered with respect to the Former Plan, dated July 17, 2023.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.12).
24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).
99.1*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chesterbrook, Pennsylvania, on this 17th day of July, 2023.

TREVENA, INC. (Registrant)

By:	/s/ Carrie L. Bourdow
Name:	Carrie L. Bourdow
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints Carrie L. Bourdow and Barry Shin his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date
Principal Executive Officer:

/s/ Carrie L. Bourdow	President, Chief Executive Officer, and Director	July 17, 2023
Carrie L. Bourdow

Principal Financial and Accounting Officer:
/s/ Barry Shin	Chief Financial Officer	July 17, 2023
Barry Shin

Board of Directors:
/s/ Leon O. Moulder, Jr.	Chairman of the Board of Directors	July 17, 2023
Leon O. Moulder, Jr.

/s/ Scott Braunstein	Director	July 17, 2023
Scott Braunstein

/s/ Michael R. Dougherty	Director	July 17, 2023
Michael R. Dougherty

/s/ Marvin H. Johnson, Jr.	Director	July 17, 2023
Marvin H. Johnson, Jr.

/s/ Jake R. Nunn	Director	July 17, 2023
Jake R. Nunn

/s/ Anne M. Phillips	Director	July 17, 2023
Anne M. Phillips, M.D.

/s/ Barbara Yanni	Director	July 17, 2023
Barbara Yanni